Exhibit 10.69

PDL BioPharma, Inc.
Restricted Stock Agreement Amendment Acknowledgment

The Board of PDL BioPharma, Inc., has on November 15, 2019, amended the Restricted Stock Agreement applicable to the attached Restricted Stock Grant Notice(s) pursuant to Section 3(b)(viii) of the Equity Incentive Plan, with the intent that such amended Restricted Stock Agreement shall be applicable thereto. The Participant acknowledges, agrees and accepts the amended Restricted Stock Agreement as governing the awards represented in the attached Notice(s):

Notice(s) of Grant of Restricted Stock Award of [ ].

In addition, attached is the 2018 Amended Restated 2005 Equity Incentive Plan “plan” and Assignment.

PDL BIOPHARMA, INC.	PARTICIPANT

By:	By:
Print Name:	Print Name:
Title:

Date:	Date: